Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-68196, 333-63597 and 333-125672) of Crawford United Corporation (the "Company") of our report dated March 12, 2020, relating to the consolidated financial statements and financial statement schedules, which appear in this Form 10-K.

/s/ MEADEN & MOORE, LTD.

Meaden & Moore, Ltd.

Cleveland, Ohio

March 12, 2020